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As filed with the Securities and Exchange Commission on May 20, 2008

Registration No. 333-150754

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POLYPORE INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3999	43-2049334
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11430 North Community House Road, Suite 350
Charlotte, NC 28277
(704) 587-8409

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert B. Toth
President and Chief Executive Officer
Polypore International, Inc.
11430 North Community House Road, Suite 350
Charlotte, NC 28277
(704) 587-8409

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cristopher Greer, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

The purpose of this Amendment No. 2 is to file exhibits to the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement and therefore it has been omitted.

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by Polypore International, Inc. in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee, the FINRA filing fees and the NYSE listing fee.

SEC registration fee	$7,877.49	*
FINRA filing fee	20,544.50
NYSE listing fee	18,860.25
Transfer agent and registrar fees	3,500.00
Accounting fees and expenses	150,000.00
Printing fees	75,000.00
Legal fees and expenses	500,000.00

TOTAL	$775,782.24

*
The amount was previously deducted from the fee previously paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-1 (No. 333-116236).

Item 14. Indemnification of directors and officers.

Delaware law and our certificate of incorporation provide that we will, under certain situations, indemnify any director, officer, employee or agent of Polypore International, Inc. made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney's fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of Polypore International, Inc. Reference is made to Section 145 of the Delaware General Corporation Law for a full statement of these indemnification rights.

The Company has entered into director and officer indemnification agreements with certain of our directors and officers. The indemnification agreements provide that the Company will indemnify, defend and hold harmless the indemnitees, to the fullest extent permitted or required by the laws of the State of Delaware, against any and all claims based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which the indemnitee is or was serving at the request of the Company, (ii) any actual, alleged or suspected act or failure to act by the indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) above, or (iii) the indemnitee's status as a current or former director, officer, employee or agent of the Company or as a current or former director, officer, employee, member, manager, trustee or agent of the Company or any other entity or enterprise referred to in clause (i) above or any actual, alleged or suspected act or failure to act by the indemnitee in connection with any obligation or restriction imposed upon the indemnitee by reason of such status. The indemnification agreements provide that the indemnitee shall have the right to advancement by the Company prior to the final disposition of any indemnifiable claim of any and all actual and reasonable expenses relating to, arising out of or resulting from any indemnifiable claim paid or incurred by the indemnitee. For the duration of an indemnitee's service as a director and/or officer of the Company and for a reasonable period of time thereafter, which such period may be determined by the Company in its sole discretion, the Company is obligated to use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage for directors and/or officers of the Company that is substantially comparable in scope and amount to that provided by the Company's current policies of directors' and officers' liability insurance.

We also maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability for actions in their capacity as directors and officers.

Item 15. Recent sales of unregistered securities.

(1)
Set forth below is information regarding stock options granted by us within the past three years that were not registered under the Securities Act. These stock options were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. Certain of the transactions described below involved directors and officers.

(ii)
On July 6, 2005, we issued 612,097 options to purchase common stock, par value $0.01 per share ("Common Stock") to Robert Toth at an exercise price of $5.94 per share. The 153,024 vested options were repriced on June 15, 2006 to $5.24 per share and the remaining unvested options were cancelled pursuant to the 2006 Stock Option Plan.

(iii)
On November 1, 2005, we issued 36,856 options to purchase Common Stock to John O'Malley at an exercise price of $5.77. The 3,686 vested options were repriced on June 15, 2006 to $5.24 per share and the remaining unvested options were cancelled pursuant to the 2006 Stock Option Plan.

(iv)
On June 15, 2006, we issued an aggregate of 1,948,773 options to purchase Common Stock to management, select employees and W. Nicholas Howley at an exercise price of $5.24 per share.

(2)
During the past three years, we have sold the following shares of our Common Stock and Series A nonconvertible preferred stock, par value $0.01 per share ("Series A Preferred Stock"), without registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

  We sold the shares of our Common Stock set forth below to the entities, on the date and for the prices set forth below:

Date	Name	Number of shares	Aggregate price

June 14, 2006	PP Holding, LLC	517	$399,362

We did not engage underwriters to assist us with any of the foregoing. The above does not give effect to the 147.422 stock split on June 25, 2007.

Item 16. Exhibits and financial statement schedules.

(A) Exhibits.

See the Exhibit Index attached to this registration statement which is incorporated by reference herein.

(B) Financial Statement Schedule.

See Financial Statement Schedule attached to the Company's financial statements which are included elsewhere in this registration statement.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)
The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina on this 19th day of May, 2008.

Polypore International, Inc.
By:	/s/ LYNN AMOS Lynn Amos Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert B. Toth	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2008
/s/ LYNN AMOS Lynn Amos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 19, 2008
* Michael Graff	Chairman of the Board of Directors	May 19, 2008
* David Barr	Director	May 19, 2008
* Charles L. Cooney	Director	May 19, 2008
* William Dries	Director	May 19, 2008

* Frederick C. Flynn, Jr.	Director	May 19, 2008
* W. Nicholas Howley	Director	May 19, 2008
* Kevin Kruse	Director	May 19, 2008

*By:	/s/ LYNN AMOS Lynn Amos Attorney-in-fact	May 19, 2008

Exhibit index

Exhibit number	Exhibit Description
1.1	††Form of Underwriting Agreement
3.1
Form of Amended and Restated Certificate of Incorporation of Polypore International, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 15, 2007)
3.2
Form of Amended and Restated Bylaws of Polypore International, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 15, 2007)
3.3
Certificate of Amendment to the Certificate of Incorporation of Polypore International, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, filed on June 29, 2007)
4.1
Registration Rights Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC, Polypore International, Inc. and certain other persons a party thereto (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
4.2
Form of Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 15, 2007)
4.3
Indenture, dated as of May 13, 2004, by and among PP Acquisition Corporation (merged with and into Polypore, Inc.), the Guarantors (as defined therein) and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142)) (the "8 3/4% Indenture")
4.4	Form of 8 3/4% Senior Subordinated Dollar Notes Due 2012 (incorporated by reference to Exhibit C of the 8 3/4% Indenture)
4.5	Form of 8 3/4% Senior Subordinated Euro Notes Due 2012 (incorporated by reference to Exhibit D of the 8 3/4% Indenture)
5.1	††Opinion of Willkie Farr & Gallagher LLP
10.1
Stock Purchase Agreement, dated as of January 30, 2004, by and among Polypore, Inc., PP Acquisition Corporation and the stockholders of Polypore, Inc. (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.2
Guarantee and Collateral Agreement, dated as of May 13, 2004, by and among PP Holding Corporation, PP Acquisition Corporation and the subsidiaries of PP Acquisition Corporation identified therein (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))

10.3
Tax Sharing Agreement, dated as of May 13, 2004, by and among Polypore International, Inc., PP Holding Corporation and Polypore, Inc. (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.4
Stockholders' Agreement, dated as of May 13, 2004, by and among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., PP Holding, LLC and Polypore International, Inc. (incorporated by reference to Exhibit 10.6 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.5
*Polypore International, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.6
*Form of Director and Officer Indemnification Agreement entered into between Polypore, Inc. and certain employees of Polypore, Inc. (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form S-4 filed on April 18, 2005 (Commission File No. 333-124142))
10.7
Amended and Restated Employment Agreement, dated as of April 28, 2008, by and between Polypore International, Inc. and Robert B. Toth (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 1, 2008)
10.8
*Employment Agreement, dated as of August 15, 2005, by and between Polypore International, Inc. and Frank Nasisi (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 15, 2005)
10.9
*Employment Agreement, dated as of April 17, 2006, by and between Polypore, Inc. and Mitchell J. Pulwer (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.10
*Employment Agreement, dated as of April 4, 2006, by and between Membrana GmbH, a subsidiary of Polypore, Inc. and Josef Sauer (incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.11
*Agreement and Release, dated as of April 17, 2006, by and between Celgard, LLC, an indirect subsidiary of Polypore International, Inc., and Bradley W. Reed (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.12
*Contract, dated as of July 27, 2006, by and between Membrana GmbH and Stefan Geyler (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 14, 2006)
10.13	*Polypore International, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed on August 15, 2006)
10.14	*Form of Executive Severance Plan Policy (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K filed on March 14, 2007)

10.15
†North American Supply Agreement, dated as of December 15, 1999, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.20 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.16
†Automotive and Industrial Supply Agreement, dated as of July 31, 2001, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.21 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.17
†Golf Cart Separator Supply Agreement, dated as of July 31, 2001, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.22 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.18
†Amendment to Supply Contracts, dated July 31, 2001, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.23 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.19
†Amendment No. 2 to Supply Contracts, dated as of July 11, 2002, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.24 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.20
†Amendment to the Automotive and Industrial Supply Agreement, dated as of March, 2005, by and between Daramic, Inc. and Exide Corporation (incorporated by reference to Exhibit 10.25 to Amendment No. 5 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 26, 2007)
10.21
*Polypore International, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-141273), filed with the SEC on June 15, 2007)
10.22
*Form of Restricted Stock Grant Notice and Agreement under the Polypore International, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 filed on July 25, 2007 (Commission File No. 333-144846))
10.23
Form of Option Grant Notice and Agreement under the Polypore International, Inc. 2007 Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Company's Registration Statement on Form S-8 filed on July 25, 2007 (Commission File No. 333-144846))
10.24
Amended and Restated Credit Agreement, dated as of July 3, 2007, between PP Holding Corporation, Polypore, Inc., Daramic Holding S.A.S., JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders named therein (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on July 10, 2007)
10.25
First Amendment and Reaffirmation Agreement, dated as of July 3, 2007, between PP Holding Corporation, Polypore, Inc. and all of Polypore, Inc.'s domestic restricted subsidiaries (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on July 10, 2007)

10.26
Second Supplemental Indenture, dated as of July 31, 2007, between Polypore International, Inc., the Guarantors (as defined therein) and The Bank of New York (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on August 3, 2007)
21.1	Subsidiaries of Polypore International, Inc. (incorporated by reference to Exhibit 21.1 to the Company's Annual Report on form 10-K filed on March 14, 2008)
23.1	†††Consent of Ernst & Young LLP (Independent Registered Public Accounting Firm)
23.2	††Consent of Willkie Farr & Gallagher LLP (included in opinion referred to in 5.1 above)
24.1	†††Power of Attorney (included on the signature pages to this Registration Statement)

*
Management contract or compensatory plan or arrangement.

**
To be filed by amendment.

†
Confidential treatment has been granted for the redacted portions of this agreement. A complete copy of the agreement, including the redacted portions, has been filed separately with the Securities and Exchange Commission.

††
Filed herewith.

†††
Previously filed.

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EXPLANATORY NOTE
Part II Information not required in prospectus
Signatures
Exhibit index